Exhibit 11

                        TACO CABANA, INC.
                     Information Supporting
                     Per Share Computations

                              13 Weeks Ended           39 Weeks Ended
                              --------------           --------------
                      September 29, September 28, September 29,  September 28,
                          1996         1997            1996         1997
                     -------------  -----------    ------------ -------------
Net Income             $ 1,220,000  $ 562,000      $1,401,000    $1,995,000

Net Income  per share Computation:

Average Common Shares
    Outstanding         15,700,302  15,036,811     15,690,674    15,474,687
Common stock equivalents -
    dilutive options       314,050           -        261,565             -
                       -----------  ----------     ----------    ----------
Average outstanding common
    and common equivalent
    shares              16,014,352  15,036,811     15,952,239    15,474,687

Net Income  per share       $ 0.08      $ 0.04         $ 0.09       $  0.13
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